Aug. 7, 2019

Contact:
Media Relations
(206) 304-0008
newsroom@alaskaair.com

Microsoft executive Kathleen Hogan brings
technology and people experience to Alaska Airlines

SEATTLE — Alaska Air Group announced today the appointment of Kathleen Hogan to the company’s board of directors. Hogan is the chief people officer and executive vice president of human resources at Microsoft. At Microsoft, Hogan focuses on making the technology company an exceptional place to work, and ensures the company is creating a culture that attracts and inspires the world’s most passionate talent. Her appointment, which begins immediately, affirms Alaska Airlines’ commitment to its people, as well as its focus on innovation and technology.

“We’re delighted to welcome an additional voice who will provide tremendous expertise and knowledge about leadership development and culture to Air Group,” said Phyllis Campbell, chair of the Board’s Governance and Nominating Committee.

Alaska Air Group Chairman and CEO Brad Tilden added, “Kathleen is a dedicated leader at Microsoft, committed to empowering more than 140,000 employees around the world. We’re looking forward to her guidance and innovative thoughts as we chart our future as a growing company.”

Hogan previously served as corporate vice president of Microsoft Services, a team dedicated to helping businesses and consumers maximize the value of their investment in Microsoft technologies. Prior to joining Microsoft in 2003, Hogan was a partner at McKinsey & Co. and a development manager at Oracle Corp.

Hogan earned her bachelor’s degree in applied mathematics and economics from Harvard University, magna cum laude, and holds an M.B.A. from Stanford University. She sits on the board of directors of the National Center for Women & Information Technology and led the finance committee for the Puget Sound affiliate of Susan G. Komen for the Cure.

Alaska Air Group continues to be recognized for the diversity of its board. With Hogan’s appointment, women now hold over 50% of the 11 independent director seats. Alaska Air Group directors serve one-year terms upon election at the Company’s annual meeting of stockholders.

Alaska Airlines and its regional partners fly 46 million guests a year to more than 115 destinations with an average of 1,200 daily flights across the United States and to Mexico, Canada and Costa Rica. Alaska Airlines ranked "Highest in Customer Satisfaction Among Traditional Carriers in North America" in the J.D. Power North America Airline Satisfaction Study for 12 consecutive years from 2008 to 2019. Learn about Alaska's award-winning service at newsroom.alaskaair.com and blog.alaskaair.com. Alaska Airlines and Horizon Air are subsidiaries of Alaska Air Group (NYSE: ALK).

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